CENTRAL COAST BANCORP

CENTRAL COAST BANCORP ANNOUNCES 10% STOCK DIVIDEND

PRESS RELEASE	Contact: Rob Stanberry
Chief Financial Officer
For Release 9:00 am EDT	(831) 422-6642

Salinas, California — January 27, 2004. At its regularly scheduled meeting on January 26, 2004, the Board of Directors of Central Coast Bancorp (Nasdaq/CCBN) approved a 10% stock dividend. The dividend is payable on February 27, 2004 to holders of record at the close of business on February 12, 2004.

Nick Ventimiglia, Chairman and CEO, noted that this will be the 18th stock dividend or split in the twenty-one years of the Company’s existence. The Board feels the dividend will help improve market liquidity of its common shares, as total shares outstanding will increase to approximately 10,921,000 shares from 9,928,000 at December 31, 2003.

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branch offices located in: the Monterey County communities of Salinas (2), Monterey (2), Seaside, Marina, Castroville, Gonzales and King City; the Santa Clara County community of Gilroy; the Santa Cruz County community of Watsonville; and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area.

Information on the Company and its subsidiary Bank may be obtained from the Company’s website www.community-bnk.com.

301 Main Street, Salinas, California 93901